Securities and Exchange Commission
Washington, D.C. 20549

Form 8-K
Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: April 18, 2001
(Date of earliest event reported)

Applied Signal Technology, Inc.

(Exact name of registrant as specified in its charter)
California (State or other jurisdiction of incorporation or organization)	0—21236 (Commission file number)	77-0015491 (I.R.S. Employer Identification No.)

400 West California Ave., Sunnyvale, CA 94086

(Address of principal executive offices)

(408) 749-1888

(Registrant’s telephone number, including area code)

Item 5: Other Events

Attached hereto as Exhibit 99.1 and incorporated by reference herein is information regarding Applied Signal Technology’s plan to reduce operating costs as presented in a press release of April 18, 2001.

Item 7: Financial Statements and Exhibits

7(c) Exhibits

99.1 Press Release dated April 18, 2001

Signatures

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereinto duly authorized.
Applied Signal Technology, Inc. (Registrant)
Date: April 18, 2001	/s/ Gary L. Yancey Gary L. Yancey, President, Chief Executive Officer, and Chairman of the Board

Exhibit 99.1

Press Release

For Immediate Release

Contact:

James Doyle

Chief Financial Officer

or

Alice Delgado

Investor Relations

(408) 749-1888

APPLIED SIGNAL TECHNOLOGY, INC. PLANS TO REDUCE

OPERATING COSTS

Sunnyvale, CA. April 18, 2001 - Applied Signal Technology, Inc. (NASDAQ - APSG) announced today that it plans to significantly reduce its fiscal year 2001 operating costs through a combination of workforce reductions, facilities subleasing and other infrastructure cost reductions. The Company will immediately reduce its workforce by 68 employees or approximately 13% of its staff. The primary reasons for the operating cost reductions are lower than anticipated revenues caused by what the Company believes to be continued delays in the anticipated award of certain engineering development contracts into fiscal year 2002 and lower than anticipated revenues for the Company’s standard products.

Applied Signal Technology, Inc., designs, develops, manufactures and markets advanced digital signal processing equipment to collect and process a wide range of telecommunications signals for signal reconnaissance applications. For additional Company-related information, visit the Company’s website at www.appsig.com.

Except for historical information contained herein, matters discussed in this news release may contain forward-looking statements that involve risks and uncertainties. Statements as to the future expected operating cost savings, the Company’s plans for facilities subleasing, the impact of engineering order delays and attendant reduced revenues, and lower than anticipated revenues from the Company’s standard products, including the steps it may take and the programs it will emphasize are forward-looking statements. These risks and uncertainties include whether the Company will be successful in obtaining contracts if they are forthcoming; the ability to generate sufficient capital to pursue opportunities that may exist; the ability to sublease existing facilities; and other risks detailed from time to time in the Company’s SEC reports including its latest Form 10-K filed for the fiscal year ended October 31, 2000.